Exhibit 14.1

Acknowledgment of Receipt

and Understanding of

Code of Ethics for Officers, Directors, and Employees

of REPRO-MED SYSTEMS, Inc. (the “Company”)

and

Federal Securities Law Prohibitions

as to use of Insider Information

_____

I acknowledge that it is my responsibility to report to the company any situation where the Company’s standards or the laws are being violated.  I further acknowledge that failure to comply with this Code of Ethics will not be tolerated by the Company and those deviations there from or violations thereof will result in serious reprimand by the Company, including but not limited to immediate dismissal.

_____	I hereby certify that I have read and understand, and agree to comply with, the Company’s policy on Insider Trading and tipping.

I have received and reviewed both the Code of Ethics for Officers, Directors, and Employees of REPRO-MED SYSTEMS, Inc., and the Federal Securities Law Prohibitions as to Use of Insider Information.

(Print Name)	(Print Title)

Signature

Date